Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President – CEO	For Release
August 13, 2008
Company Press Release
Jeffersonville Bancorp Announces Second Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., August 13, 2008 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today second quarter net income of $1,201,000 ($0.28 earnings per share) compared to $988,000 ($0.23 earnings per share) for the second quarter of 2007. Earnings for the first six months of 2008 were $2,255,000 ($0.53 per share) compared to $2,247,000 ($0.52 per share) in 2007. Earnings for the first six months of 2007 were positively impacted by a large recovery which resulted in a $370,000 credit for loan losses compared to a $40,000 provision in 2008.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the August 12, 2008 meeting of the Board of Directors. The dividend is payable on September 4, 2008 to stockholders of record at the close of business on August 22, 2008.
As of June 30, 2008 total assets were $394,944,000 compared to $385,960,000 as of June 30, 2007, net loans were $257,105,000 compared to $247,862,000 for the same period.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.